Prospect Capital Corporation Increases Quarterly Dividend to $0.39 per Share, Representing 15% Year Over Year Growth

NEW YORK, NY -- 06/14/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has declared a fourth fiscal quarter (for the fiscal year ending June 30, 2007) dividend of $0.39 per share, payable on June 29, 2007, to shareholders of record as of June 22, 2007. The ex-dividend date is June 20, 2007. This dividend marks the eleventh consecutive quarterly increase and an increase of $0.05 or 15% from the year-over-year prior quarter's dividend of $0.34 per share.

Dividend History

Dividend Per Share          Quarter Ended
------------------          --------------
$0.39                       June 30, 2007
$0.3875                     March 31, 2007
$0.385                      December 31, 2006
$0.38                       September 30, 2006
$0.34                       June 30, 2006
$0.30                       March 31, 2006
$0.28                       December 31, 2005
$0.20                       September 30, 2005
$0.15                       June 30, 2005
$0.125                      March 31, 2005
$0.10                       December 31, 2004
ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577